As filed with the Securities and Exchange Commission on December 17, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Select Energy Services, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	1389 (Primary Standard Industrial Classification Code Number)	81-4561945 (I.R.S. Employer Identification No.)
1233 W. Loop South, Suite 1400
Houston, Texas 77027
(713) 235-9500
(Address, including zip code, and telephone number,including area code, of registrant’s principal executive offices)
Adam R. Law
1233 W. Loop South, Suite 1400
Houston, Texas 77027
(713) 235-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David P. Oelman
Stephen M. Gill
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
(713) 758-2222
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐Accelerated filer ☒Non-accelerated filer ☐Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, $0.01 par value per share	1,211,375	$6.23	$7,546,866.25	$699.60

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s Class A common stock on the New York Stock Exchange on December 14, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 17, 2021
PRELIMINARY PROSPECTUS
Select Energy Services, Inc.
1,211,375 Shares of Class A common stock

The securities to be offered and sold using this prospectus are currently issued and outstanding shares of our Class A common stock. These shares of Class A common stock may be offered and sold by the selling stockholder named in this prospectus or in any supplement to this prospectus from time to time in accordance with the provisions set forth under “Plan of Distribution.”
The selling stockholder may sell the shares of Class A common stock offered by this prospectus from time to time on any exchange on which the shares of Class A common stock are listed on terms to be negotiated with buyers. It may also sell the shares of Class A common stock in private sales or through dealers or agents. The selling stockholder may sell the shares of Class A common stock at prevailing market prices or at prices negotiated with buyers. The selling stockholder will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Class A common stock offered by this prospectus.
We are registering these 1,211,375 shares of our Class A common stock for sale by the selling stockholder named in the “Selling Stockholder” section of this prospectus.
Our Class A common stock is traded on the New York Stock Exchange under the symbol “WTTR.” The last reported sales price of our Class A common stock on December 16, 2021 was $5.96 per share.
Our principal executive offices are located at 1233 W. Loop South, Suite 1400, Houston, Texas 77027, and our telephone number at that address is (713) 235-9500.
You should carefully read this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 3 of this prospectus for information on certain risks related to the purchase of our securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2021.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling stockholder has authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder may offer and sell up to an aggregate of 1,211,375 shares of our Class A common stock from time to time. This prospectus generally describes Select Energy Services, Inc. and the Class A common stock that the selling stockholder may offer. Each time that the selling stockholder offers and sells securities, the selling stockholder may provide a prospectus supplement to this prospectus, to the extent appropriate, that contains specific information about the securities being offered and sold and the specific terms of that offering. We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered. The selling stockholder may sell its shares of Class A common stock through any means described below under the heading “Plan of Distribution”.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

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AVAILABLE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.
Our Class A common stock is listed and traded on The New York Stock Exchange (the “NYSE”). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.
We also make available free of charge on our website at www.selectenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.
This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s Internet website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.
This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2020, including the portions of our Definitive Proxy Statement on Schedule 14A for our 2021 annual meeting of stockholders specifically incorporated by reference therein;

•
our Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, the three months ended June 30, 2021 and the three months ended September 30, 2021;

•
our Current Reports on Form 8-K and Form 8-K/A filed on January 4, 2021, March 5, 2021, April 5, 2021, May 7, 2021, June 17, 2021, July 15, 2021, July 23, 2021, August 20, 2021, December 3, 2021 and December 13, 2021 (with respect to each of the foregoing, excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

•
the description of our Class A common stock contained in our Form 8-A filed on April 18, 2017, including any amendment to that form or exhibit to our Annual Report on Form 10-K that we have filed for the purpose of updating the description of our Class A common stock.

These reports contain important information about us, our financial condition and our results of operations.
These documents can be accessed free of charge on our website at www.selectenergy.com. Information on our website is not incorporated by reference into this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:
Select Energy Services, Inc.
1233 W. Loop South, Suite 1400
Houston, Texas 77027
Phone: (713) 235-9500

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus and the documents incorporated by reference herein includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this prospectus and the documents incorporated by reference herein regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “preliminary,” “forecast,” and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, in our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC, which are incorporated by reference herein, and the cautionary statements included in this prospectus, any applicable prospectus supplement and the other documents incorporated by reference herein. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•
actions taken by the Biden Administration, such as executive orders or new regulations, that may negatively impact the future production of oil and natural gas in the U.S. and may adversely affect our future operations;

•
the severity and duration of world health events, including the novel coronavirus (“COVID-19”) pandemic and its variants, which caused a sharp decline in economic activity in the U.S. and around the world, resulting in lower demand for oil and gas, to which our exploration and production (“E&P”) customers responded by cutting capital spending, leading to fewer oil and gas well completions and thus reduced demand for our services, all of which has had a negative impact on our financial results;

•
actions taken by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with announced supply limitations;

•
the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies;

•
the level of capital spending and access to capital markets by oil and gas companies in response to changes in commodity prices or reduced demand;

•
operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, measures taken to protect the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

•
the degree to which consolidation among our customers may affect spending on U.S. drilling and completions;

•
trends and volatility in oil and gas prices, and our ability to manage through such volatility;

•
our customers’ ability to complete and produce new wells;

•
the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters;

•
regional impacts to our business, including our key infrastructure assets within the Bakken and the Northern Delaware portion of the Permian Basin;

•
capacity constraints on regional oil, natural gas and water gathering, processing and pipeline systems that result in a slowdown or delay in drilling and completion activity, and thus a decrease in the demand for our services in our core markets;

•
regulatory and related policy actions intended by federal, state and/or local governments to reduce fossil fuel use and associated carbon emissions, or to drive the substitution of renewable forms of energy for oil and gas, may over time reduce demand for oil and gas and therefore the demand for our services;

•
new or expanded regulations that materially limit our customers’ access to federal and state lands for oil and gas development, thereby reducing demand for our services in the affected areas;

•
growing demand for electric vehicles that result in reduced demand for gasoline and therefore the demand for our services;

•
our ability to hire and retain key management and employees, including skilled labor;

•
our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

•
our health, safety and environmental performance;

•
the impact of competition on our operations;

•
the degree to which our E&P customers may elect to operate their water-management services in-house rather than source these services from companies like us;

•
our level of indebtedness and our ability to comply with covenants contained in our Credit Agreement (as defined herein) or future debt instruments;

•
delays or restrictions in obtaining permits by us or our customers;

•
constraints in supply or availability of equipment used in our business;

•
the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis;

•
changes in global political or economic conditions, generally, and in the markets we serve;

•
acts of terrorism, war or political or civil unrest in the U.S. or elsewhere;

•
the ability to source certain raw materials globally on a timely basis from economically advantaged sources;

•
accidents, weather, natural disasters or other events affecting our business; and

•
the other risks identified in this prospectus, any applicable prospectus supplement and the documents incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

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SUMMARY
This summary highlights information contained elsewhere in this registration statement and the prospectus forming a part thereof, as well as in the documents incorporated herein by reference. Before making an investment decision with respect to our shares of Class A common stock, you should read the entire registration statement and prospectus forming a part thereof, and our other filings with the SEC, including those filings incorporated herein and therein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Company Overview
We are a leading provider of comprehensive water-management solutions to the oil and gas industry in the United States. We also develop, manufacture and deliver a full suite of chemical products for use in oil and gas well completion and production operations. As a leader in the water solutions industry, we place the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, we believe that responsibly managing water resources through our operations to help conserve and protect the environment in the communities in which we operate is paramount to our continued success. For additional information about our company, please read the documents listed under “Incorporation of Certain Information by Reference.”
General Corporate Information
Our principal executive offices are located at 1233 W. Loop, Houston, Texas 77027, and our telephone number at that address is (713) 235-9500. Our website address is www.selectenergy.com. Information contained on our website does not constitute part of this prospectus.

The Offering
Class A common stock that may be offered by the selling stockholder
1,211,375 shares.
Use of proceeds
We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder.
Dividend policy
We do not anticipate paying any cash dividends on our Class A common stock.
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” and all other information set forth and incorporated by reference in this prospectus before deciding to invest in our Class A common stock.
NYSE trading symbol
“WTTR”

RISK FACTORS
An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of the Class A common stock offered under this prospectus. Any proceeds from the sale of Class A common stock under this prospectus will be received by the selling stockholder. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to the shares sold by the selling stockholder.

SELLING STOCKHOLDER
The selling stockholder named below may offer and sell from time to time in the future up to an aggregate of 1,211,375 shares of our Class A common stock, par value $0.01 per share. The term “selling stockholder” includes the stockholder listed in the table below and its pledgees, transferees or other successors-in-interest.
We are registering these 1,211,375 shares of our Class A common stock for sale by the selling stockholder named below pursuant to the Asset Purchase Agreement (the “Purchase Agreement”), dated December 3, 2021, by and among us, Peak Oilfield Services, LLC (“Peak”), an indirect wholly-owned subsidiary of the Company, and H.B. Rentals, L.C. (“H.B. Rentals”), an indirect wholly-owned subsidiary of Superior Energy Services, Inc., a Delaware corporation (“Superior Energy”), in connection with our acquisition of certain assets of H.B. Rentals.
The following table sets forth information as of December 15, 2021, regarding the beneficial ownership of shares of our Class A common stock held by the selling stockholder and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. We have prepared the following table based on information given to us by, or on behalf of, the selling stockholder on or before the date hereof with respect to the beneficial ownership of the shares of our common stock held by the selling stockholder as of December 15, 2021. We have not independently verified this information.
Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholder may offer all, some or none of its shares of Class A common stock. We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholder listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The percentage of Class A common stock owned by the selling stockholder, both before and after the offering, is based on 94,172,920 shares of Class A common stock outstanding as of December 14, 2021. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder and that the selling stockholder does not acquire any additional shares. Information in the table below is based on information filed with the SEC or obtained from the person named below.
		Number of Shares of Class A Common Stock Being Sold (Assuming All Shares Registered Hereunder Are Sold)		Percentage of Class A Common Stock Owned
Name of Selling Stockholder	Shares of Class A Common Stock Owned Prior to this Offering		Shares of Class A Common Stock Owned After this Offering	Before Offering	After Offering (Assuming All Shares Registered Hereunder Are Sold)
SESI, L.L.C.(1)	4,609,562	1,211,375	3,398,187	4.9%	3.6%
Total	4,609,562	1,211,375	3,398,187	4.9%	3.6%

(1)
SESI, L.L.C. is a majority-owned subsidiary of Superior Energy. Superior Energy has voting and investment control over the shares held by SESI, L.L.C. and may be deemed to be the beneficial owner of such shares. The address of the selling stockholder is 1001 Louisiana Street, Suite 2900, Houston, Texas 77002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of December 14, 2021 based on information filed with the SEC or obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock by:
•
each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•
each of our executive officers and directors (including our nominees) that beneficially owns shares of our common stock; and

•
all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Other than as specifically noted below, the mailing address for each listed beneficial owner is in care of Select Energy Services, Inc., 1233 West Loop South, Suite 1400, Houston, Texas 77027. The percentages are based on 94,172,920 shares of Class A common stock and 16,221,101 shares of Class B common stock outstanding.
	Class A Common Stock		Class B Common Stock		Combined Voting Power(1)(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:
SCF Group(3)	13,809,154	14.7%	—	—	13,809,154	12.5%
SES Legacy Holdings, LLC(4)(5)	—	—	16,221,101	100.0%	16,221,101	14.7%
Crestview Partners(6)	3,880,342	4.1%	16,221,101	100.0%	20,101,443	18.2%
BlackRock, Inc.(7)	5,057,713	5.4%	—	—	5,057,713	4.6%
Directors and Named Executive Officers:
John D. Schmitz(8)	6,665,002	7.1%	—	—	6,665,002	6.0%
Holli C. Ladhani	—	—	—	—	—	—
Nick L. Swyka	170,330	*	—	—	170,330	*
Adam R. Law(9)	159,039	*	—	—	159,039	*
Paul L. Pistono(10)	303,663	*	—	—	303,663	*
Cody J. Ortowski(11)	1,443,944	1.5%	—	—	1,443,944	1.3%
Robert V. Delaney	—	—	—	—	—	—
David C. Baldwin(12)	60,136	*	—	—	60,136	*
Douglas J. Wall(13)	98,485	*	—	—	98,485	*
Richard A. Burnett(14)	70,720	*	—	—	70,720	*
Troy W. Thacker	43,739	*	—	—	43,739	*
David A. Trice(15)	94,731	*	—	—	94,731	*
Gayle Burleson	23,062	*	—	—	23,062	*
All Executive Officers and Directors as a Group (14 persons)	9,473,332	10.1%	—	—	9,473,332	8.6%

*
Less than 1%.

(1)
For each stockholder, in accordance with Rule 13d-3 promulgated under the Exchange Act, this percentage is determined by assuming the named stockholder exercises all options, warrants and other instruments pursuant to which the stockholder has the right to acquire shares of our common stock within 60 days, but that no other person exercises any options, warrants or other purchase rights

(except with respect to the calculation of the beneficial ownership of all directors and executive officers as a group, for which the percentage assumes that all directors and executive officers exercise any options, warrants or other purchase rights).
(2)
Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each holder of limited liability company units in SES Holdings (each, an “SES Holdings LLC Unit”) will hold one share of Class B common stock for each SES Holdings LLC Unit that it owns. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote. See “Description of Capital Stock — Class A Common Stock” and “Description of Capital Stock — Class B Common Stock.”

(3)
The board of directors of SCF GP LLC (“SCF GP”), the ultimate general partner of SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. (collectively, the “SCF Group”), has voting and investment control over the securities owned by the SCF Group. The board of directors of SCF GP consists of David C. Baldwin, Anthony F. DeLuca, L.E. Simmons, and Andrew L. Waite. Because SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. are controlled by SCF GP, these entities may be considered to be a group for purposes of Section 13(d)(3) under the Exchange Act. As a group, the SCF Group beneficially owns 13,809,154 shares of our Class A common stock in the aggregate. This beneficial ownership includes 6,391,583 shares of Class A common stock held by SCF-VI, L.P., 6,374,474 shares of Class A common stock held by SCF-VII, L.P. and 1,043,097 shares of Class A common stock held by SCF-VII(A), L.P. The address for SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002.

(4)
Subject to the terms of the SES Holdings LLC Agreement, SES Legacy Holdings, LLC (“Legacy Owner Holdco”) (or its members) (and its permitted transferees, including certain members of Legacy Owner Holdco, under the SES Holdings LLC Agreement) has the right to exchange all or a portion of its SES Holdings LLC Units (together with a corresponding number of shares of Class B common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each SES Holdings LLC Unit (and corresponding share of Class B common stock) exchanged. The exchange of all our outstanding shares of Class B common stock (along with the corresponding SES Holdings LLC Units) for shares of Class A common stock would result in the issuance of an additional 16,221,101 shares of Class A common stock. See “Certain Relationships and Related Party Transactions — SES Holdings LLC Agreement.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A common stock upon the exercise by Legacy Owner Holdco (or any transferee) of the exchange right described above. As a result, beneficial ownership of Class B common stock and SES Holdings LLC Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be exchanged. The address for SES Legacy Holdings, LLC is c/o Select, 1233 W. Loop South, Suite 1400, Houston, Texas 77027.

(5)
The board of managers of Legacy Owner Holdco has voting and dispositive power over the shares held by it. The board of managers of Legacy Owner Holdco consists of two representatives of Crestview Partners II SES Investment, LLC (“Crestview Holdings A”), Adam J. Klein and Robert Delaney (a member of our board of directors), and John D. Schmitz (our President, Chief Executive Officer and Chairman), and is controlled by Crestview Partners II GP, L.P. (“Crestview GP”).

(6)
Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 11, 2021 by Crestview GP, Crestview Holdings A, Crestview Partners II SES Investment B, LLC (“Crestview Holdings B”), and Crestview Advisors, L.L.C. (“Crestview Advisors” and together with Crestview GP, Crestview Holdings A and Crestview Holdings B, “Crestview Partners”), Crestview Partners has voting and dispositive power with respect to 20,101,443 shares of our Class A common stock. Represents 16,221,101 Class B shares and corresponding SES Holdings LLC Units held directly by Legacy Owner Holdco, 3,802,972 Class A shares held directly by Crestview Holdings B, 50,334 Class A shares held directly by Crestview Advisors, and 27,036 restricted Class A Shares held directly by Mr. Delaney, in each case for which Crestview Partners may be deemed to be the beneficial owner. Mr. Delaney has assigned all rights, title and interest in the Class A Shares underlying the restricted shares to Crestview

Advisors. Crestview Holdings A generally has the right to acquire beneficial ownership of 16,221,101 shares of Class B common stock and corresponding SES Holdings LLC Units held by Legacy Owner Holdco at its election pursuant to the Legacy Owner Holdco limited liability company agreement, and Crestview GP has voting power over 16,221,101 Class B shares through its control of the board of managers of Legacy Owner Holdco. Crestview GP is the general partner of the investment funds which are direct or indirect members of Crestview Holdings A. Crestview GP is also the general partner of the investment funds which are members of Crestview Holdings B. Decisions by Crestview GP to vote or dispose of the interests held by Crestview Holdings A and Crestview Holdings B and decisions by Crestview Advisors to vote or dispose of shares held by Crestview Advisors require the approval of a majority of the eight members of its an investment committee and the chairman of the investment committee. The investment committee is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Richard M. DeMartini, Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of any of such interests. Each of the foregoing individuals disclaims beneficial ownership of all such interests. The address of each of the foregoing is c/o Crestview Partners, 590 Madison Avenue, 36th 42nd Floor, New York, New York 10022.
(7)
Based on information obtained from a Schedule 13G filed with the SEC on February 1, 2021. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(8)
Represents 5,325,444 shares of Class A common stock held directly by B-29 Holdings, LP, 399,684 shares of Class A common stock held directly by B-29 Investments, LP and 939,874 shares of Class A common stock held directly by Mr. Schmitz. John D. Schmitz has voting and dispositive power over shares held by B-29 Holdings, LP and B-29 Investments, LP.

(9)
Of the 159,039 shares of Class A common stock beneficially owned by Mr. Law, 8,002 shares are deemed beneficially owned by Mr. Law pursuant to the outstanding options that Mr. Law owns.

(10)
Of the 303,663 shares of Class A common stock beneficially owned by Mr. Pistono, 144,788 shares are deemed beneficially owned by Mr. Pistono pursuant to the outstanding options that Mr. Pistono owns.

(11)
Of the 1,443,944 shares of Class A common stock beneficially owned by Mr. Ortowski, 130,318 shares are deemed beneficially owned by Mr. Ortowski pursuant to the outstanding options that Mr. Ortowski owns and 1,120,437 shares of Class A common stock are held directly by Proactive Investments, LP. Mr. Ortowski has voting and dispositive power over shares held by Proactive Investments, LP.

(12)
As Co-President of SCF Partners, Inc., David C. Baldwin may be deemed to have dispositive power over the 13,809,154 shares of Class A common stock owned by the SCF Group. Mr. Baldwin disclaims beneficial ownership of all such interests.

(13)
Of the 98,485 shares of Class A common stock beneficially owned by Mr. Wall, 37,507 shares are deemed beneficially owned by Mr. Wall pursuant to the outstanding options that Mr. Wall owns.

(14)
Of the 70,720 shares of Class A common stock beneficially owned by Mr. Burnett, 5,334 shares are deemed beneficially owned by Mr. Burnett pursuant to the outstanding options that Mr. Burnett owns.

(15)
Of the 94,731 shares of Class A common stock beneficially owned by Mr. Trice, 17,434 shares are deemed beneficially owned by Mr. Trice pursuant to the outstanding options that Mr. Trice owns.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Historical Transactions with Related Parties
Aquacore Rental Company LLC — For the nine months ended September 30, 2021, we rented pumps and filter pod trailers for use in our operations at a cost of $4,062,000 and recorded sales in the amount of $55,000 from Aquacore Rental Company LLC, an entity indirectly owned by Cody Ortowski, our Executive Vice President, Business Strategy, and Cole Ortowski, an employee of the Company.
Merit Appraisal & Tax Consulting, L.P. — For the nine months ended September 30, 2021, we incurred charges totaling $253,000 for appraisal services and tax consulting from Merit Appraisal & Tax Consulting, LP (“Merit”). B-29 Investments, LP, an entity controlled by John D. Schmitz, controls and partially owns Merit.
Orteq Energy Technologies — For the nine months ended September 30, 2021, we purchased pumps and related equipment for our operations totaling $95,000 from Orteq Energy Technologies, which is indirectly owned by Cody Ortowski and Cole Ortowski.
B-29 Ups & Downs, LLC — For the nine months ended September 30, 2021 and the year ended December 31, 2020, we incurred costs of approximately $441,000 and $22,000, respectively, for aviation services for use by our executive officers from B-29 Ups & Downs, LLC (“B-29 Ups & Downs”). B-29 Ups & Downs is owned by B-29 Family Holdings, LLC, an entity owned and controlled by John D. Schmitz.
Nine Energy Service, Inc. — For the nine months ended September 30, 2021 and the year ended December 31, 2020, we recorded sales of chemicals to Nine Energy Service, Inc. (“Nine”) of approximately $782,000 and $1,096,000, respectively. Nine is partially owned by an entity controlled by the SCF Group, one of our principal stockholders.

DESCRIPTION OF CAPITAL STOCK
As of December 14, 2021, our authorized capital stock consisted of: 350,000,000 shares of Class A common stock, $0.01 par value per share, of which 94,172,920 shares were issued and outstanding; 150,000,000 shares of Class B common stock, $0.01 par value per share, of which 16,221,101 shares were issued and outstanding; 40,000,000 shares of Class A-2 common stock, $0.01 par value per share, of which no shares were issued and outstanding; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.
The following is a summary of our capital stock, our Second Amended and Restated Bylaws and our Fourth Amended and Restated Certificate of Incorporation, which we refer to as our “amended and restated bylaws” and our “amended and restated certificate of incorporation,” respectively, and applicable provisions of law. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.
Class A Common Stock
Voting Rights.   Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Under our amended and restated certificate of incorporation, holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Under the amended and restated certificate of incorporation, holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law.
Dividend Rights.   Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights.   Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters.   The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.
Class B Common Stock
Voting Rights.   Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law.
Dividend Rights.   Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock.
Liquidation Rights.   Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up.

Other Matters.   The shares of Class B common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of our Class B common stock are fully paid and non-assessable.
Class A-2 Common Stock
General.   Our shares of Class A-2 common stock were issued to holders of Class A-1 common stock in Rockwater Energy Solutions, Inc. (“Rockwater”) in connection with our November 1, 2017 business combination with Rockwater (the “Rockwater Merger”). Each share of our Class A-2 common stock converted automatically into a share of our Class A common stock on a one-for-one basis on March 29, 2018, and no shares of our Class A-2 common stock are outstanding.
Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law
Some provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could make the following transactions more difficult: (i) acquisitions of us by means of a tender offer, proxy contest or otherwise or (ii) removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the board of directors or of our Class A common stock to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.
Delaware Law
In general, Section 203 of the Delaware General Corporation Law (“DGCL”) provides that, subject to certain exceptions set forth therein, a Delaware corporation shall not engage in any business combinations with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•
the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a business combination is defined to include a merger or consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (ii) the affiliates and associates of such person.
We have opted out of Section 203 of the DGCL. Our amended and restated certificate of incorporation contains, however, provisions that are similar to Section 203 of the DGCL (except with respect to certain of our owners prior to our IPO or Rockwater’s owners prior to the Rockwater Merger, including Crestview

Partners II GP, L.P., B-29 Investments, LP, and SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P., and any funds, limited partnerships or other investment entities or vehicles managed or controlled by SCF Partners, Inc.).
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:
•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is proposed to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year’s annual meeting. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;

•
authorize our board of directors to issue undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•
provide that the authorized number of directors may be changed only by resolution of the board of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the total number of remaining authorized directors;

•
provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•
provide that special meetings of our stockholders may only be called by a majority of the total number of authorized directors; and

•
provide that our amended and restated bylaws can be amended by unilateral action of a majority of the entire board of directors.

Forum Selection
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•
any derivative action or proceeding brought on our behalf;

•
any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•
any action asserting a claim against us or any director or officer or other employee or agent of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

•
any action asserting a claim against us or any director or officer or other employee or agent of ours that is governed by the internal affairs doctrine;

in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our existing amended and restated certificate of incorporation is inapplicable or unenforceable.
The choice of forum provisions summarized above are not intended to, and would not, apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.
Limitation of Liability and Indemnification Matters
Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•
for any breach of their duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our amended and restated bylaws also provide that we will indemnify and hold harmless our directors and officers to the fullest extent permitted by Delaware law, including the advancement of expenses, including attorneys’ fees. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether or not we would have the power under the DGCL to indemnify such persons against related expense, liability or loss. We expect to enter, or have entered, into indemnification agreements with each of our directors and officers. These agreements will or do require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar
Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our Class A common stock.
Listing
Our Class A common stock is listed on the NYSE under the symbol “WTTR.”

ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether the investment is permitted under the terms of the applicable documents governing the Plan;

•
whether the acquisition or holding of the shares of Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “— Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as plan assets, (i) only shares of Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “— Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of Class A common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)   the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations) — i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;
(b)   the entity is an “operating company” (as defined in the DOL regulations) — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or
(c)   there is no significant investment by “benefit plan investors” (as defined in the DOL regulations) — i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.
Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of Class A common stock. Purchasers of shares of Class A common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
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banks, insurance companies or other financial institutions;

•
tax-exempt or governmental organizations;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers in securities or foreign currencies;

•
persons whose functional currency is not the U.S. dollar;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

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persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•
certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.
Distributions
We do not expect to pay any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “— Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale or Other Taxable Disposition of Class A Common Stock
Subject to the discussion below under “— Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

PLAN OF DISTRIBUTION
We are registering 1,211,375 shares of Class A common stock, which were issued to the selling stockholder to permit the selling stockholder and its pledgees, transferees or other successors-in-interest that receive its shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated in this section. We will not receive any of the proceeds from the sale of shares of Class A common stock in this offering. We will bear all fees and expenses incident to our obligation to register the shares. In connection with this transaction, we entered into the Purchase Agreement with certain affiliates of the selling stockholder, which included registration rights pursuant to which we agreed to file with the SEC a registration statement covering the resale of such shares of Class A common stock from time to time. We are registering the shares of Class A common stock issued or issuable pursuant to the Purchase Agreement in accordance with the registration rights provisions therein in order to permit the selling stockholder to offer shares of Class A common stock for resale from time to time.
The selling stockholder and its pledgees, transferees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of Class A common stock on any stock exchange, market or trading facility on which the shares of Class A common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may use any one or more of the following methods when disposing of the shares:
•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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in the over-the-counter market;

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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through brokers, dealers or underwriters that may act solely as agents;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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delivery of shares in settlement of short sales;

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through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

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broker-dealers may agree with the selling stockholder to sell a specified number of shares of Class A common stock at a stipulated price per share;

•
a combination of any such methods of disposition; and

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any other method permitted pursuant to applicable law.

The selling stockholder may elect to make a pro rata in-kind distribution of the shares of Class A common stock to its security holders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such security holders are not affiliates of ours, such security holders would thereby receive freely tradeable shares of Class A common stock pursuant to the distribution through a registration statement.
The selling stockholder may also sell shares under Rule 144 under the Securities Act or other exemptions from registration under the Securities Act, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of that rule.
Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares of Class A common stock, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might be in excess of those customary in the types of transactions involved.
The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock and the pledgee or other secured party, transferee or other successor in interest may sell shares of Class A common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder(s) to include the pledgee, secured party, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholder also may transfer the shares of Class A common stock in other circumstances in which case the transferees, pledgees or other successors-in-interest may be the selling beneficial owners for purposes of this prospectus and may sell such shares of Class A common stock from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of selling stockholder(s) to include the transferees, pledgees or other successors-in-interest as a selling stockholder under this prospectus.
Upon being notified in writing by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares of Class A common stock involved, (iii) the price at which such shares of Class A common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction.
The selling stockholder also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the shares of Class A common stock, the selling stockholder may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties, which may in turn engage in short sales in the course of hedging the positions they assume. The selling stockholder may also sell shares of Class A common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers or other third parties that in turn may sell these securities. The selling stockholder may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties or create one or more derivative securities which require the delivery to such broker-dealer, other financial institution and other third parties of shares of Class A common stock offered by this prospectus, which shares of Class A common stock such broker-dealer or other financial institution or third party may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction if required), including in short sale transactions. Third parties may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle sales or to close out any related open borrowings of securities, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of securities.
The selling stockholder and any broker-dealers or agents that are involved in selling the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, or FINRA, or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The aggregate proceeds to the selling stockholder from the sale of shares of Class A common stock offered by it will be the purchase price of the shares less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from this offering. We are required to pay all fees and expenses incident to the registration of the shares, other than any underwriting fees, discounts and selling commissions, stock transfer taxes and fees and disbursements of counsel. We have agreed to indemnify the selling stockholder, each person who controls such selling stockholder and their respective officers, directors, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers, in certain circumstances against certain losses, claims, damages or liabilities to which they may become subject, including certain liabilities under the Securities Act.
We have agreed with the selling stockholder under the Purchase Agreement in accordance with the registration rights provisions therein to use our commercially reasonable efforts to ensure that the shares of Class A common stock constituting registrable shares under the Purchase Agreement in accordance with the registration rights provisions therein are registered for sale under the Securities Act as contemplated by the Purchase Agreement in accordance with the registration rights provisions therein. Such obligations shall cease and terminate, with respect to such registrable shares, upon the later to occur of (a) the one-year anniversary of the issuance of the shares of Class A common stock under the Purchase Agreement, or (b) such time that all such registrable shares are freely transferable without limitation and without restrictions or conditions.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.
EXPERTS
The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Prospectus
        , 2021

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering of the securities registered hereby.
SEC registration fee	$699.60
Printing and engraving expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous	*
Total	$699.60

*
Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this Registration Statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 14.
Indemnification of Directors and Officers.

Select Energy Services, Inc. is organized under the laws of Delaware. Our amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote agreement or otherwise.
Our amended and restated certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.
We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.
We have entered into, or will enter into, written indemnification agreements with our directors and executive officers. Under such agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.
Item 15.
Recent Sales of Unregistered Securities.

On July 9, 2021, we completed the acquisition of Complete Energy Services, Inc. (“Complete”), an operating subsidiary of Superior Energy, for consideration of 3.6 million shares of the Company’s Class A common stock and $14.2 million in cash, subject to standard post-closing adjustments, to Superior Energy. We acquired substantially all of the water-related assets and ongoing operations of Complete, including working capital. Superior Energy retained certain non-core and non-water-related assets that were part of Complete as part of the transaction. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering. Our reliance upon Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the shares was an isolated private transaction by us which did not involve a public offering, (b) there was only one recipient and (c) representations from Superior Energy to support such exemption, including with respect to Superior Energy’s status as an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act).
On October 1, 2021, we completed the acquisition of substantially all of the assets of Agua Libre Midstream, LLC (“Agua Libre”) and certain water-related assets and operations of Basic Energy Services, L.P. (“Basic”) and assumed liabilities in connection therewith, in each case pursuant to the terms of the stalking horse asset purchase agreement with Basic and Agua Libre and following approval by the U.S. Bankruptcy Court for the Southern District of Texas on September 23, 2021 pursuant to Section 363 of the U.S. Bankruptcy Code. As consideration for the acquisition, we issued 902,593 shares of Class A common stock and paid $14.5 million in cash to Basic to close the transaction, subject to standard post-closing adjustments. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering. Our reliance upon Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the shares was an isolated private transaction by us which did not involve a public offering, (b) there was only one recipient and (c) representations from Basic to support such exemption, including with respect to Basic’s status as an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act).
On December 3, 2021, Peak, an indirect wholly-owned subsidiary of us, completed the acquisition of certain assets of H.B. Rentals, an indirect wholly-owned subsidiary of Superior Energy, related to the provision of accommodations and related services to the U.S. onshore oil and gas industry, for consideration of 1,211,375 shares of our Class A common stock, which were issued to SESI, L.L.C., a subsidiary of Superior Energy, and approximately $1.5 million in cash, subject to standard post-closing adjustments. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering. Our reliance upon Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the shares was an isolated private transaction by us which did not involve a public offering, (b) there was only one recipient and (c) representations from H.B. Rentals to support such exemption, including with respect to H.B. Rentals’ status as an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act).
Item 16.
Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.
Undertakings.

The undersigned registrant hereby undertakes:
(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(b)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 18, 2017, by and among Select Energy Services, Inc., SES Holdings, LLC, Raptor Merger Sub, Inc., Raptor Merger Sub, LLC, Rockwater Energy Solutions, Inc. and Rockwater Energy Solutions, LLC (incorporated by reference herein to Exhibit 2.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed July 19, 2017 (File No. 001-38066)).
3.1	Fourth Amended and Restated Certificate of Incorporation of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 3.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 15, 2019 (File No. 001-38066)).
3.2	Second Amended and Restated Bylaws of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 3.2 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 15, 2019 (File No. 001-38066)).
4.1	Form of Stock Certificate (incorporated by reference herein to Exhibit 4.1 to Select Energy Services, Inc.’s Registration Statement on Form S-1, filed March 2, 2017 (Registration No. 333-216404)).
4.2	Amended and Restated Registration Rights Agreements, dated as of July 18, 2017, by and among Select Energy Services, Inc., SES Legacy Holdings, LLC, Crestview Partners II SES Investment B, LLC, SCF-VI, L.P., SCF-VII, L.P., SCF-VII(A), L.P. and WDC Aggregate LLC (incorporated by reference herein to Exhibit 4.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed July 19, 2017 (File No. 001-38066)).
*5.1	Opinion of Vinson & Elkins L.L.P.
10.1	Credit Agreement, dated November 1, 2017, by and among Select Energy Services, LLC, SES Holdings, LLC, Wells Fargo Bank, N.A., as administrative agent, and the lenders named therein (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed November 2, 2017 (File No. 001-38066)).
†10.2	Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
†10.3	First Amendment to Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 11, 2017 (File No. 001-38066)).
†10.4	Second Amendment to Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 14, 2020 (File No. 001-38066)).
†10.5	Form of Indemnification Agreement (incorporated by reference herein to Exhibit 10.4 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
10.6	Tax Receivable Agreement, dated December 19, 2016, by and among Select Energy Services, Inc., SES Legacy Holdings, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.5 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
10.7	Amendment No. 1 to Tax Receivable Agreement, dated July 18, 2017, by and among Select Energy Services, Inc., SES Legacy Holdings, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 11, 2017 (File No. 001-38066)).

Exhibit Number	Description
10.8	Tax Receivable Agreement, dated December 19, 2016, by and among Select Energy Services, Inc., Crestview Partners II SES Investment B, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.6 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
10.9	Amendment No. 1 to Tax Receivable Agreement, dated July 18, 2017, by and among Select Energy Services, Inc., Crestview Partners II SES Investment B, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.4 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 11, 2017 (File No. 001-38066)).
10.10	Eighth Amended and Restated Limited Liability Company Agreement of SES Holdings, LLC (incorporated by reference herein to Exhibit 10.9 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
10.11	Amendment No. 1 to Eighth Amended and Restated Limited Liability Company Agreement of SES Holdings, LLC. (incorporated by reference herein to Exhibit 10.10 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.12	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 4.4 to Select Energy Services, Inc.’s Registration Statement on Form S-8, filed April 28, 2017 (Registration No. 333-217561)).
†10.13	Form of Stock Option Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.10 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
†10.14	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.13 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.15	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.14 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.16	Global Amendment to Performance Share Unit Grant Notices and Agreements (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed January 24, 2020 (File No. 001-38066)).
†10.17	Form of Stock Option Agreement for John Schmitz under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.18	Form of Success Bonus Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.12 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 19, 2017 (File No. 001-38066)).
†10.19	Select Energy Services, Inc. Employee Stock Purchase Plan (incorporated by reference herein to Exhibit 4.3 to Select Energy Services, Inc.’s Registration Statement on Form S-8, filed February 1, 2018 (Registration No. 333-222816)).
†10.20	Employment Agreement between Holli C. Ladhani and Rockwater Energy Solutions, Inc., dated June 1, 2011 (incorporated by reference herein to Exhibit 10.18 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.21	First Amendment to Employment Agreement between Holli Ladhani, Rockwater Energy Solutions, LLC and Select Energy Services, LLC, dated February 21, 2020 (incorporated by reference herein to Exhibit 10.20 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed February 25, 2020 (File No. 001-38066)).

Exhibit Number	Description
†10.22	Employment Agreement between Paul Pistono and Rockwater Energy Solutions, Inc., dated September 4, 2012 (incorporated by reference herein to Exhibit 10.20 to Select Energy Services Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.23	First Amendment to Employment Agreement between Paul Pistono, Rockwater Energy Solutions, LLC and Rockwater Energy Solutions Administrative Services, LLC, dated February 21, 2020 (incorporated by reference herein to Exhibit 10.22 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed February 25, 2020 (File No. 001-38066)).
†10.24	Employment Agreement between Nick Swyka and Select Energy Services, LLC, dated March 1, 2019 (incorporated by reference herein to Exhibit 10.23 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.25	Employment Agreement between Adam Law and Select Energy Services, LLC, dated March 1, 2019 (incorporated by reference herein to Exhibit 10.24 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.26	Separation and Consulting Agreement by and between Select Energy Services, LLC and Mitchell M. Shauf, dated August 31, 2020 (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed November 4, 2020 (File No. 001-38066)).
†10.27	Form of Letter Agreement (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 14, 2020 (File No. 001-38066)).
†10.28	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Adjusted Free Cash Flow — under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 6, 2020 (File No. 001-38066)).
†10.29	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Return on Assets — under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 6, 2020 (File No. 001-38066)).
†10.30	Letter Agreement between John D. Schmitz and Select Energy Services, LLC, dated March 1, 2021 (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed March 5, 2021 (File No. 001-38066)).
†10.31	Amended and Restated Employment Agreement between Michael Skarke and Select Energy Services, LLC, dated March 1, 2021 (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed March 5, 2021 (File No. 001-38066)).
†10.32	Letter Agreement between Michael Skarke and Select Energy Services, Inc., dated March 1, 2021 (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed March 5, 2021 (File No. 001-38066)).
†10.33	Employment Agreement between Brian Szymanski and Select Energy Services, LLC, dated March 1, 2021 (incorporated by reference herein to Exhibit 10.4 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.34	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Return on Assets — under the Select Energy Services, Inc. 2016 Equity Incentive Plan. (incorporated by reference herein to Exhibit 10.5 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.35	Form of Restricted Stock Grant Notice and Restricted Stock Agreement between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.6 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).

Exhibit Number	Description
†10.36	Form of Special Restricted Stock Grant Notice and Restricted Stock Agreement between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.7 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.37	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Adjusted Free Cash Flow — between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.8 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.38	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Return on Assets — between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.9 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.39	Release Agreement by and between Select Energy Services, LLC and Holli C. Ladhani, dated January 3, 2021 (incorporated by reference herein to Exhibit 10.10 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.40	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Adjusted EBITDA — under the Select Energy Services, Inc. 2016 Equity Incentive Plan. (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 4, 2021 (File No. 001-38066))
21.1	List of subsidiaries of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 21.1 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed February 24, 2021 (File No. 001-38066)).
*23.1	Consent of Grant Thornton LLP.
*23.2	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)
*24.1	Power of Attorney (included on the signature page of this Registration Statement)

*
Filed herewith.

†
Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 17, 2021.
SELECT ENERGY SERVICES, INC.
By:
/s/ Nick L. Swyka

    Nick L. Swyka
    Chief Financial Officer and Senior Vice President
POWER OF ATTORNEY
Each person whose signature appears below appoints John D. Schmitz, Nick L. Swyka and Adam R. Law, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 17, 2021.
Name	Title
/s/ John D. Schmitz John D. Schmitz	President, Chief Executive Officer and Chairman (Principal Executive Officer)
/s/ Nick L. Swyka Nick L. Swyka	Chief Financial Officer and Senior Vice President (Principal Financial Officer)
/s/ Brian P. Szymanski Brian P. Szymanski	Chief Accounting Officer (Principal Accounting Officer)
/s/ Robert V. Delaney Robert V. Delaney	Director
/s/ David C. Baldwin David C. Baldwin	Director
/s/ Douglas J. Wall Douglas J. Wall	Director
/s/ Richard A. Burnett Richard A. Burnett	Director

Name	Title
/s/ Troy W. Thacker Troy W. Thacker	Director
/s/ David A. Trice David A. Trice	Director
/s/ Gayle Burleson Gayle Burleson	Director